Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193811) of Acucela Inc. of our report dated March 28, 2014, with respect to the financial statements of Acucela Inc. included in this Annual Report (Form 10-K) of Acucela Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Seattle, Washington

March 28, 2014